Exhibit 99.1

FOR IMMEDIATE RELEASE

SAVIENT PHARMACEUTICALS PROVIDES BUSINESS UPDATE

-Financial Overview and Recent Strategic Developments-

East Brunswick, NJ – November 7, 2005 – Savient Pharmaceuticals, Inc., (NASDAQ: SVNTE) an emerging specialty pharmaceutical company engaged in developing, manufacturing and marketing pharmaceutical products that address unmet medical needs in niche and broader markets, today provides a business and financial overview for the quarter ended September 30, 2005.

Savient announced on August 19, 2005 that it had received a Nasdaq Staff Determination Letter stating that it was not in compliance with Nasdaq Marketplace Rule 4310(c)(14) because the Company did not timely file its Quarterly Report on Form 10-Q for the period ended June 30, 2005, and that the Company's common stock was, therefore, subject to delisting from The Nasdaq Stock Market. As subsequently announced, the Nasdaq Listing Qualifications Panel (the “Panel”) agreed to continue the listing of the Company’s securities provided that the Company files its restated financial statements for fiscal years ended December 31, 2002, 2003 and 2004 and Quarterly Report on Form 10-Q/A for the three months ended March 31, 2005, and Quarterly Report on Form 10-Q for the period ending June 30, 2005 by no later than December 26, 2005, and files its Quarterly Report on Form 10-Q for the period ended September 30, 2005 by no later than January 3, 2006.

The Company is in the process of preparing these restated financial statements and periodic reports and will then need to allow adequate time for its independent auditors to review such financial statements and periodic reports prior to their filing with the Securities and Exchange Commission.

Until these restatements and Quarterly Reports on Form 10-Q are filed, the Company is only able to provide gross sales, and cash and cash equivalents for the quarter ended September 30, 2005, and net sales are not available. These financial results remain subject to review by the Company’s independent auditors, and are therefore subject to change.

•	For the three months ended September 30, 2005, total gross sales were $23.6 million. For the first nine months of 2005, gross sales were $81.0 million. Cash and cash equivalents as of September 30, 2005 were $68 million and the Company is free of debt.

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o	Gross sales of Oxandrin® for the three months ended September 30, 2005 were $12.3 million compared to $17.9 million for the same period in 2004. Gross sales of Oxandrin® for the nine months ended September 30, 2005 were $38.7 million compared to $44.3 million for the same period in 2004.

o	Gross sales of Rosemont’s oral liquid pharmaceuticals for the three months ended September 30, 2005 were $10.1 million compared to $8.8 million for the three months ended September 30, 2004, a 14.6% increase. Gross sales of Rosemont’s oral liquid pharmaceuticals for the nine-months ended September 2005 were $28.8 million compared to $24.8 million for the same period in 2004.

Christopher Clement, President and Chief Executive Officer of Savient, said, “Although issues related to our restatements have occupied much of our efforts throughout the third quarter and will continue to do so through the filing of our restated financials and periodic reports, nevertheless, we have continued successfully to drive the Company business.”

The Company also announced that it would provide an update on the conference call today with respect to recent developments regarding its co-promotion agreement with Ferring for Euflexxa™ and certain matters related to the divestiture of the global biologics manufacturing business.

The Company highlighted recent progress with respect to its strategy to be a product development driven specialty pharmaceutical company as evidenced by the following:

Optimizing our in-line products:

While management has focused on the strategic re-positioning of the company, it remains committed to optimize the value of its primary in-line product, Oxandrin® and its lifecycle management. To date, this year:

•	The Company introduced a new marketing strategy highly focused to a select customer group;
•	A new sales model was created with 20 dedicated sales professionals versus the previous hybrid model with contract sales representatives;
•	Oxandrin® was granted a 3-year geriatric exclusivity by the FDA in June;
•	The Company has filed its Second Citizen’s Petition with FDA for Oxandrin®; and
•	In Q2 2005, Oxandrin® total Rx's increased 1.7 percent over the previous quarter which represented the first quarterly Rx increase in recent years.

Advancing our Pipeline

•	The Company completed a successful end-of-Phase 2 meeting with the FDA for Puricase® (PEG-uricase);
•	Decision to file Special Protocol Assessment (SPA) for Puricase® (PEG-uricase) Phase 3 development program was reached in consultation with the FDA.

Extending our Reach

•	Received FDA approval for Soltamox™, the first oral liquid tamoxifen approved in the U.S.

Clement stated, “We’ve made significant progress with our Company strategy in the third quarter. In respect to Oxandrin®, the threat of a potential generic still exists. However, the company is committed to increase brand performance until product exclusivity issues are resolved. In addition, the brand reduced annual expenses going forward by approximately $6 million with the sales model optimization and ending its long-term care promotion agreement with Ross Labs. In September, we filed an additional citizen’s petition with the FDA requesting clarification with respect to the three-years of exclusivity we received in June of this year for geriatric labeling. To date, we have not received a response from the FDA.

“The Company is on track with respect to advancing our clinical pipeline. We are excited to initiate our Phase 3 development program with clearly-defined endpoints for the evaluation of Puricase®’s (PEG-uricase) efficacy as well as measure improvements in clinical outcomes. The promising clinical results of Puricase® (PEG-uricase) to date are becoming increasingly better known as word of its potential effectiveness spreads among clinical rheumatologists specializing in the treatment of gout. We look forward to showcasing Puricase® (PEG-uricase) at the American College of Rheumatology Annual Scientific Meeting later this month with the presentation of two Puricase® (PEG-uricase) Phase 2 Abstracts.

“Rosemont continues to perform at historical levels. In particular, the FDA approval of Soltamox™, oral liquid tamoxifen to treat breast cancer, marks a significant achievement in our strategy. While we are currently in discussions with potential marketing and distribution partners for a platform of additional Rosemont products for entry into the United States, we are separately seeking and in discussions with several partners for the marketing of Soltamox™ in the U.S. and anticipate finalizing discussions to select a partner that would enable a launch in early 2006. The geographic expansion of this business, particularly in the U.S., will remain a key focus moving forward.”

Clement concluded, “We were very pleased to be granted an extension from The Nasdaq Stock Market as we work to file our restated financial statements. We are making every effort to meet the deadline and continue to work with our Audit Committee and independent auditors to complete the necessary filings. Despite the challenges we faced in the recent quarter, we believe the underlying fundamentals of the Company remain strong. Our strong cash position will allow us to continue to implement our strategy and advance our lead product candidate, Puricase® (PEG-uricase) into our Phase 3 development program. We are very encouraged by the results to date and see a clear path to regulatory approval. We intend to strengthen our presence within the Rheumatology community and are taking a focused, systematic proactive approach in seeking additional opportunities as we look to expand our portfolio. Additionally, we continue to be pleased with the growth of Rosemont and the advancements in our strategy to extend the geographic reach resulting in further value creation.”

Savient will host a conference call/live webcast today to provide a Business Update today, Monday, November 7 at 11:00 a.m. EST.

The live webcast can be accessed under the Webcast page under the News section of Savient’s website at www.savientpharma.com and will be archived through November 21, 2005.

In addition, an audio replay will be available until November 21, 2005. The replay numbers are 800-642-1687 for domestic callers and 706-645-9291 for international callers. The replay access code is 1996046.

About Savient Pharmaceuticals, Inc.

Based in East Brunswick, New Jersey, Savient Pharmaceuticals, Inc. is a specialty pharmaceutical company dedicated to developing, manufacturing and marketing novel therapeutic products that address unmet medical needs. The Company’s lead product development candidate, Puricase®, for the treatment of refractory gout has reported positive Phase 1 and 2 clinical data. Savient’s experienced management team is committed to advancing its pipeline and expanding its product portfolio by in-licensing late stage compounds and exploring co-promotion and co-development opportunities that fit the Company's expertise in specialty pharmaceuticals and initial focus in rheumatology. The Company's operations also include a wholly-owned U.K. subsidiary, Rosemont Pharmaceuticals Ltd., which develops, manufactures and markets liquid formulations of prescription pharmaceutical products. Rosemont’s product portfolio includes over 90 liquid formulations primarily targeting the geriatric population. Puricase is a registered trademark of Mountain View Pharmaceuticals, Inc. Further information on the Company can be accessed by visiting www.savientpharma.com <http://www.savientpharma.com/>.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this report regarding the Company's strategy, expected future financial position, discovery and development of products, strategic alliances, competitive position, plans and objectives of management are forward-looking statements. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will” and other similar expressions help identify forward-looking statements, although not all forward-looking statements contain these identifying words. In particular, the statements regarding the possible continued listing of the Company's common stock on The Nasdaq Stock Market, the timing of the filing of the Company's June 30, 2005 Form 10-Q and September 30, 2005 Form 10-Q, the timing of the filing of restated financial statements for the years ended 2002, 2003 and 2004, the continued implementation of the Company’s strategic plan, the development of the Company’s pipeline, the commencement of Phase 3 clinical trials for Puricase, FDA approval of the marketing and sale of Puricase, timing of the completion of a potential partnering alliance in the U.S. and the launch of Soltamox and growth at Rosemont are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company's business and the biopharmaceutical and specialty pharmaceutical industries in which the Company operates. Such risks and uncertainties include, but are not limited to, delay or failure in developing Prosaptide, Puricase and other product candidates; difficulties of expanding the Company's product portfolio through in-licensing; introduction of generic competition for Oxandrin; fluctuations in buying patterns of wholesalers; potential future returns of Oxandrin or other products; our continuing to incur substantial net losses for the foreseeable future; difficulties in obtaining financing; potential development of alternative technologies or more effective products by competitors; reliance on third-parties to manufacture, market and distribute many of the Company's products; economic, political and other risks associated with foreign operations; risks of maintaining protection for the Company's intellectual property; risks of an adverse determination in on-going or future intellectual property litigation; and risks associated with stringent government regulation of the biopharmaceutical and specialty pharmaceutical industries. The Company may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements, and you should not place undue reliance on the Company's forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes. The Company's forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that the Company may make. The Company does not assume any obligation to update any forward-looking statements.

SOURCE: Savient Pharmaceuticals, Inc.

CONTACTS:
Savient Pharmaceuticals, Inc.
Jenene Thomas
Director, Investor Relations
732-565-4716
jdthomas@savientpharma.com

Investors/Media:
The Ruth Group
Francesca DeMartino/Janine McCargo
646-536-7024/7033
fdemartino@theruthgroup.com
jmccargo@theruthgroup.com